Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Declares Cash Dividend

ELBA, ALABAMA (January 22, 2013)…On January 18, 2013, the Board of Directors of The National Security Group, Inc. (NASDAQ:NSEC), declared a quarterly dividend of $0.025 per share. This cash dividend is payable on February 28, 2013 to shareholders of record February 4, 2013.

Along with the quarterly dividend announcement, the Board of Directors and management of the Company released the following cautionary statement regarding future dividend policy:  As we have disclosed previously, due to the impact of several events that have adversely impacted our earnings, we expect that our dividend policy will remain necessarily flexible and will be subject to quarterly review which could include a range of actions up to and including the suspension of  dividends.  Our subsidiaries remain capitalized at levels that have not adversely impacted our ability to operate. However, in order to rebuild capital levels in our property and casualty subsidiary, it is necessary that our dividend policy remain flexible.

With its home office in Elba, Alabama, The National Security Group, Inc. is an insurance holding company. Company shares are traded on the NASDAQ Global Market under the symbol NSEC.